Free Writing Prospectus

Filed Pursuant to Rule 433

Dated September 10, 2012

Registration Statement Nos. 333-171922,

333-171922-01,

333-171922-05

and 333-171922-06

FORD CREDIT FLOORPLAN MASTER OWNER TRUST A SERIES 2012-4 AND 2012-5 INVESTOR ROADSHOW SEPTEMBER 2012

1 Free Writing Prospectus Registration Statement Nos. and 333-171922 and 333-171922-01 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-884-2071.

2 AGENDA • Floorplan Transaction and Master Trust • Ford and Ford Credit Business • Floorplan Business • Dealer Structure • Servicing and Risk Management • Summary • Appendix

3 FLOORPLAN TRANSACTION AND MASTER TRUST

4 Issuer Ford Credit Floorplan Master Owner Trust A Depositors Ford Credit Floorplan Corporation Ford Credit Floorplan LLC Servicer and Sponsor Ford Motor Credit Company LLC Joint-Lead Managers Barclays Capital Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC RBS Securities Inc. Indenture Trustee The Bank of New York Mellon Owner Trustee U.S. Bank Trust, N.A. Backup Servicer Wells Fargo Bank, N.A. TRANSACTION PARTICIPANTS AND POTENTIAL TIMING Expected Key Dates Item Monday, September 10 Announce Transaction Wednesday, September 12 Price Transaction Wednesday, September 19 Settlement Date September 2012 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 Expected Key Dates

5 TRANSACTION STRUCTURE – SERIES 2012-4 AND SERIES 2012-5 Note Size Series sized to demand Payment Type Fixed / Float Fixed / Float Benchmark EDSF/ 1M Libor Interpolated Swaps/ 1M Libor Expected Final September 15, 2014 September 15, 2017 Legal Final September 15, 2016 September 15, 2019 ERISA Eligible Yes Yes Method of Distribution Public Public Payment Rate Trigger 25% payment rate layer is breached: • Subordination Factor will increase by 4 ppts or • The percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage * As a percent of the required pool balance allocated to the series Capital Structure Series 2012-4 2 Yr Fixed/Float Allocation* Series 2012-5 5 Yr Fixed/Float Allocation* Class A notes (A1 and A2) 76.50% 76.50% Class B notes 3.50% 3.50% Class C notes 5.00% 5.00% Class D notes 3.00% 3.00% Subordination Factor 12.00% 12.00% Total 100.00% 100.00% Cash Reserve 0.88% 0.88% Total Class A Enhancement 24.38% 24.38%

6 TRANSACTION STRUCTURE – SERIES 2012-4 AND SERIES 2012-5 2006-4 2010-1 2010-3 2010-5 2011-1 2011-2 2012-1& 2 2012-4 2012-5 Class B notes 5.00% 5.00% 2.00% 2.00% 3.50% 3.50% Class C notes - 7.50% 7.50% 7.50% 5.00% 5.00% Class D notes - - - 3.50% 3.00% 3.00% Required subordinated amount 10.50% 19.50% 19.50% 12.00%** 12.00% 12.00% Reserve account 0.90% 0.81% 0.81% 0.88% 0.88% 0.88% Total Class A enhancement 16.40% 32.81% 29.81% 25.88% 24.38% 24.38% Capital Structure Series 2012-4 2 Year Fixed/Float Allocation* Series 2012-5 5 Year Fixed/Float Allocation* Expected Ratings S&P Moody’s Class A notes (A1 and A2) 76.50% 76.50% AAA Aaa Class B notes 3.50% 3.50% AA Aa1 Class C notes 5.00% 5.00% A Aa3 Class D notes 3.00% 3.00% BBB A3 Subordination Factor 12.00% 12.00% Total 100.00% 100.00% Cash Reserve 0.88% 0.88% Total Class A Enhancement 24.38% 24.38% Historical Series Capital Structure* • Enhancement provided by subordinated notes, required subordinated amount, required reserve account and excess spread: As a percent of the required pool balance allocated to the series Reduction of required subordinated amount from prior series is primarily due to the structuring of Class D notes and introduction of subordination step-up payment rate trigger * **

7 FLOORPLAN TRUST LEGAL STRUCTURE Ford Credit Floorplan LLC (Depositor) The Bank of New York Mellon (Indenture Trustee) Ford Credit Floorplan Corp. (Depositor) Ford Motor Credit Company LLC (Sponsor, Servicer and Administrator) Ford Motor Company Wells Fargo Bank, N.A. (Back-up Servicer) Ford Credit Floorplan Master Owner Trust A (Issuer) Outstanding Series

8 FUNDING OVERVIEW • Ford Credit has had a publicly registered securitization program for dealer floorplan receivables since 1992 • Ford Credit’s current master trust, Ford Credit Floorplan Master Owner Trust A (Trust), was established in 2001, and 92% of Ford Credit’s floorplan portfolio principal balance is designated to the Trust as of June 30, 2012 • Ford Credit is a regular issuer of floorplan ABS and issues: – Publicly registered and Rule 144A term notes – Privately placed term and variable funding notes Funding as of June 30, 2012 Outstanding term notes: Outstanding variable funding notes:*** • Series 2009-2: public 3-year, $1.50 billion * • Series 2010-1: 144A 3-year, $1.48 billion ** • Series 2010-2: 144A 5-year, $0.25 billion • Series 2010-3: 144A 5-year, $1.13 billion • Series 2010-5: public 3-year, $0.59 billion • Series 2011-1: public 3-year, $0.88 billion • Series 2011-2: public 2-year, $1.09 billion • Series 2012-1: public 2-year, $1.55 billion • Series 2012-2: public 5-year, $0.75 billion • Series 2006-1: private $0.00 billion of $2.75 billion • Series 2010-4: private $0.00 billion of $0.50 billion Total term notes: $9.22 billion Total variable notes: $0.00 billion of $3.25 billion Total funding: $ 9.22 billion Total assets: $12.89 billion Unfunded assets: $ 1.60 billion Series 2009-2 Expected Final Payment Date 9/17/2012 Series 2010-1 Expected Final Payment Date 12/15/2012 Series 2012-3 added after 6/30/2012 (private $0.00 billion of $0.10 billion) * ** ***

FORD CREDIT

MASTER OWNER TRUST STRUCTURE

- The primary asset of the Trust is a revolving pool of receivables originated in designated accounts established by Ford or Ford Credit with motor vehicle dealers across the U.S. to purchase and finance their new and used car, truck and utility vehicle inventory
- The Trust issues asset-backed term notes with bullet maturities or variable funding notes. Each series has a sequential pay structure and is backed by a pro rata interest in the entire pool of receivables
- Collections on the receivables are allocated to each series (based on its principal amount) and to the depositor's interest in the Trust
- Enhancement provided by subordinated notes, required subordinated amount, required reserve account and excess spread:

	2006-1	2006-4	2010-1	2010-3	2010-5 2011-1	2011-2 2012-1&2
Class B notes	-	5.00%	5.00%	2.00%	2.00%	3.50%
Class C notes	-	-	7.50%	7.50%	7.50%	5.00%
Class D notes	-	-	-	-	3.50%	3.00%
Required subordinated amount	25.00%	10.50%	19.50%	19.50%	12.00%*	12.00%
Reserve account **	0.75%	0.90%	0.81%	0.81%	0.88%	0.88%
Total Class A enhancement	25.75%	16.40%	32.81%	29.81%	25.88%	24.38%

- Incremental subordination due to ineligible receivables and overconcentrations
  - Dealer concentration — 2% (5% for AutoNation)
  - Used vehicle concentration (incl. program and off-lease) — 20%
  - Fleet concentration — 4%
  - Medium / Heavy truck concentration — 2%
  - Manufacturer concentration — 10% (2% or 6% for lower rated manufacturers)
- Excess interest and principal sharing across series

* Reduction of required subordinated amount from prior series is primarily due to the structuring of Class D notes and introduction of a subordination step-up payment rate trigger of 25%.

** As a percent of the required pool balance allocated to the series; Series 2006-1 reserve account 0% when unfunded.

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10 KEY TRIGGERS Amortization Triggers • Average monthly principal payment rate for the three preceding collection periods is less than 21% • The cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months • The available subordinated amount is less than the required subordinated amount • Bankruptcy of a depositor, Ford or Ford Credit (Chapter 7 or Chapter 11) • Upon the occurrence of an amortization event, all principal collections allocated to a series and allocated to the portion of the depositor interest subordinated to the series will be paid monthly to the series noteholders sequentially by class Enhancement Step-Up Trigger • October 2010 added payment rate trigger layer of 25% • Subordination factor steps up 4 percentage points or reserve fund increases by same amount as required subordination increases if trigger is breached

11 Amortization Trigger Subordination Step-up Trigger 3 Month Average 1 Year Average Jun-12 Payment Rate 21.0% 25.0% 47.9% 47.4% 47.1% Derived days supply from payment rate 143 days 120 days 63 days 63 days 64 days 10% 15% 20% 25% 30% 35% 40% 45% 50% 55% 60% Jun-07 Jun-08 Jun-09 Jun-10 Jun-11 Jun-12 Payment Rate MONTHLY TRUST PRINCIPAL PAYMENT RATES 3 Month Average of Monthly Principal Payment Rate Payment rate triggers Oil and credit crisis / global recession “Cash for Clunkers” program and GM/Chrysler Bankruptcies Strong Payment Rates Reflect The Matching Of Production With Customer Demand Inventory Management

12 FLOORPLAN TRUST BALANCE * Excess funding account (EFA) has been funded periodically when the Trust balance declines below the required pool balance (for example, as a result of plant shutdowns or manufacturer vehicle marketing incentive programs) Note: As of June 30, 2012, the Trust balance was $12.89 billion $4 $8 $12 $16 June-07 June-08 June-09 June-10 June-11 June-12 Billions Wholesale Trust Balance (Excluding EFA) Required Pool Balance Cash funding required as a result of low Trust balance*

13 FORD AND FORD CREDIT BUSINESS

14 THE ONE FORD PLAN -- TO DELIVER PROFITABLE GROWTH FOR ALL • Aggressively restructure to operate profitably at the current demand and changing model mix • Accelerate development of new products our customers want and value • Finance our Plan and improve our balance sheet • Work together effectively as one team

15 Solid Second Quarter Results Driven By North America and Ford Credit; Challenges To Be Addressed Through Our ONE Ford Plan 2012 SECOND QUARTER SUMMARY • Twelfth consecutive quarterly pre-tax operating profit; positive automotive operating-related cash flow; strong liquidity • Second Quarter wholesale volume and revenue lower than a year ago • Excellent results in North America; continued solid performance at Ford Credit; above breakeven result in South America; losses in Europe and Asia Pacific Africa • Total Company Full Year pre-tax profit to be strong, but now expected to be lower than 2011 reflecting: – Automotive profit about equal to or lower than 2011 due to challenges in Europe and South America – Lower profit at Ford Credit in line with existing guidance • Continuing to implement the ONE Ford Plan, including aggressively restructuring to operate profitably at current demand and changing model mix and investing for future growth

16 FORD CREDIT FUNDING HIGHLIGHTS • Credit ratings upgraded to investment grade by Fitch and Moody’s. Following the upgrades, the FUEL notes were exchanged for Ford Credit unsecured notes • On track to complete our Full Year funding plan; highlights include: – Completed $5.5 billion of public term funding in the Second Quarter, and an additional $1.6 billion in July. Total of $15.3 billion of public term funding year-to-date – Issued our first public investment grade unsecured debt transaction since 2005 • Ended the quarter with about $33 billion of committed capacity, renewing about $10 billion in the Second Quarter • Key elements of our funding strategy remain unchanged and our liquidity remains strong Ford Views Ford Credit As A Long-term Strategic Asset Whose Mission Is To Profitably And Consistently Support The Sale Of Ford Vehicles Around The World

17 Equity Asset-Backed Commercial Paper** Year End 2010 Year End 2011 Year End 2012 Fcst. Securitized Funding as Percentage of Managed Receivables 52% 55% 48% ~49% Q2 2012 Term Asset-Backed Securities Term Debt and Other*** Cash, Cash Equivalents and Marketable Securities**** Ford Interest Advantage* * The Ford Interest Advantage program consists of our floating rate demand notes ** Obligations issued in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements *** Includes $0.5 billion of unsecured commercial paper in the U.S. in Q2 2012 **** Excludes marketable securities related to insurance activities Funding of Managed Receivables (Bils.) $85-90 $36-39 $41-43 $9-10 $11-13 $5-6 ~$5 $83 $37 $10 $15 $7 $39 $5 $85 $40 $9 $12 $36 $7 $5 $86 $35 $9 $11 $42 $6 $5 FORD CREDIT FUNDING STRUCTURE

18 Unsecured $ 6 $ 8 $ 8 – 10 $ 6 Securitizations** 11 11 12 – 14 9 Total $ 17 $ 19 $ 20 – 24 $ 15 Forecast (Bils.) 2010 Actual (Bils.) 2011 Actual (Bils.) YTD Actual* (Bils.) 2012 * Includes transactions scheduled to settle through July 25, 2012 ** Includes Rule 144A offerings such as Ford Upgrade Exchange Linked (FUEL) Notes issuance in 2011 FORD CREDIT PUBLIC TERM FUNDING PLAN

19 * FCAR and Conduits subject to availability of sufficient assets and ability to obtain derivatives to manage interest rate risk; FCAR commercial paper must be supported by bank lines equal to at least 100% of the principal amount; conduits include committed securitization programs ** Cash, cash equivalents, and marketable securities (excludes marketable securities related to insurance activities) *** Securitization cash is to be used only to support on-balance sheet securitization transactions Mar. 31 June 30 (Bils.) (Bils.) Liquidity Sources* Cash** 12.3 $ 11.1 $ Unsecured Credit Facilities 0.7 0.7 FCAR Bank Lines 7.3 6.6 Conduit / Bank ABS 24.5 25.6 Total Liquidity Sources 44.8 $ 44.0 $ Utilization of Liquidity Securitization Cash*** (4.1) $ (3.4) $ Unsecured Credit Facilities (0.2) FCAR Bank Lines (6.7) (5.6) Conduit / Bank ABS (11.3) (9.4) Total Utilization of Liquidity (22.3) $ (18.4) $ Gross Liquidity 22.5 $ 25.6 $ Capacity in Excess of Eligible Receivables (4.4) (4.0) Liquidity Available For Use 18.1 $ 21.6 $ Committed Capacity $32.9 billion 2012 FORD CREDIT LIQUIDITY PROGRAMS

TOTAL COMPANY
2012 PLANNING ASSUMPTIONS AND KEY METRICS

FORD CREDIT

	Memo: First Half	Full Year Plan	Full Year Outlook
Planning Assumptions			
Industry Volume* -- U.S. (Mils.)	14.6	13.5 - 14.5	14.5 - 15.0
-- Europe (Mils.)**	14.3	14.0 - 15.0	About 14
Operational Metrics			
Compared with Prior Full Year:			
- Market Share -- U.S.	15.4%	About Equal (compared with 16.5%)	Lower
-- Europe**	8.1%	About Equal (compared with 8.3%)	Lower
- Quality	Mixed	Improve	Mixed
Financial Metrics			
Compared with Prior Full Year:			
- Automotive Pre-Tax Operating Profit***	$3.2 Bils.	Higher (compared with $6.3 Bils.)	About Equal / Lower
- Ford Motor Credit Pre-Tax Operating Profit	$0.9 Bils.	Lower (compared with $2.4 Bils.)	On Track
- Total Company Pre-Tax Operating Profit***	$4.1 Bils.	About Equal (compared with $8.8 Bils.)	Lower
- Automotive Structural Costs Increase****	$0.6 Bils.	Less Than $2.0 Bils.	On Track
- Automotive Operating Margin***	5.6%	Improve (compared with 5.4%)	About Equal / Lower
Absolute Amount:			
- Capital Spending (Bils.)	$2.3	$5.5 - $6.0	About $5

* Includes medium and heavy trucks
** The 19 markets we track
*** Excludes special items; Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
**** Structural cost changes are measured primarily at present-year exchange, and exclude special items and discontinued operations

Expect Total Company Full Year Pre-Tax Operating Profit To Be Strong, But Lower Than 2011, And Positive Automotive Operating-Related Cash Flow

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21 FLOORPLAN BUSINESS

22 FORD CREDIT’S VALUE PROPOSITION • Automotive specialist with vested interest in Ford dealer success • Training and consulting • Consistent market presence through all economic cycles • Fast, flexible, quality service • Full array of products • Incremental vehicle sales (Spread of business and customer relationship management) More products, faster • Higher customer satisfaction and loyalty • Profits and dividends • Trusted brand • Access to dealer channel Dealers

23 • Ford views Ford Credit as a long-term strategic asset whose mission is to profitably and consistently support the sale of Ford and Lincoln vehicles around the world • Floorplan financing is a cornerstone product for Ford Credit that builds dealer satisfaction, develops long-term relationships and delivers a consistent source of profitability • Approximately 92%* of Ford Credit’s floorplan portfolio is the financing of the purchase of new vehicles • Approximately 8%* of Ford Credit’s floorplan portfolio is the financing of used vehicles, including program vehicles and customer trade-ins • In-transit financing for Ford vehicles is approximately 22%* of Ford Credit’s floorplan portfolio (varies with seasonality of dealer ordering, manufacturer production schedules and new vehicle launches) • Ford Credit provides financing for approximately 78% of new Ford and Lincoln dealer inventory** As of June 30, 2012 Excluding fleet dealer sales FLOORPLAN BUSINESS OVERVIEW * **

24 FLOORPLAN FINANCE TERMS • Advance rates – New (untitled) vehicles – 100% of invoice amount, including destination charges and dealer holdback – Auction vehicles – auction price plus auction fee and transportation costs – Used vehicles – up to 100% of wholesale value (trade publications) • Floorplan interest rate – New vehicles* – prime rate plus generally 1.50% – Used vehicles – prime rate plus generally 1.75% – Floorplan rates are not risk based • In-transit vehicle adjustment fee – Prime rate plus 0.30% • Payment terms – Principal due generally upon sale of related vehicle – Interest and other administrative charges are billed and payable monthly in arrears • Credit lines – New vehicle lines Based on a 60-day vehicle supply Not a strict credit limit and Ford Credit typically permits dealers to exceed their new vehicle credit lines for business reasons, including seasonal variations in sales patterns. Ford Credit generally sets vehicle credit lines below anticipated peak inventory levels – Used vehicle lines Based on a 30- to 45-day vehicle supply depending on dealer risk rating Strictly monitored credit limit and Ford Credit generally does not allow dealers to exceed their used vehicle credit lines without specific approval • Curtailment terms – Ford Credit requires higher risk dealers to make periodic principal payments, or “curtailments,” prior to the sale or lease of the related vehicle – The amount of monthly curtailment payments is 10% of the amount financed on a vehicle, starting after a specified period of time after the vehicle is financed, over a year for new and demonstrator vehicles and less than a year for program and used vehicles – Application of the curtailment policy to a particular dealer may be modified or waived by the appropriate approval authority * Certain vehicles are financed at new vehicle rates including demonstrator, service loaner and program vehicles.

25 DEALER STRUCTURE

26 TYPICAL DEALER STRUCTURE • Structure – Dealers vary in size and complexity – from single store to multi-point / multi-franchise organizations – Many dealers use a holding company structure similar to the one shown here. In most cases, Ford Credit obtains guarantees at all levels of ownership • Collateral – The financed vehicles are the primary collateral for dealer floorplan loans – For most dealers, Ford Credit also obtains personal guarantees and secondary collateral* in the form of additional dealer assets, including dealer adjusted net worth and real estate equity – Dealers have significant “skin in the game,” which provides a strong incentive for dealers to repay floorplan loans Assets • Stocks, bonds, cash • Non-dealer real estate • Other assets, for example, boat, plane, jewelry and furniture Assets • Unfloored used inventory • Furniture, fixtures, parts, accessories and equipment • Dealer net worth Assets • Land • Buildings Personal guarantees from most dealers Dealer Principal Secondary Collateral Holding Company Real Estate Holding Company Dealer (Borrower) Secondary Collateral Secondary Collateral Primary Collateral • Financed new and used vehicles * Secondary collateral is used in assessing the creditworthiness of a dealer; however, it is not used in assignment of risk group.

27 SERVICING AND RISK MANAGEMENT

28 FLOORPLAN ORIGINATION AND SERVICING ENGINE Judgment Knowledge Experience Intellect Analysis Low variability Consistent approvals and risk management High quality decisions Centralized process / documentation Predictable results Technology Speed Efficiency Control Commonality Process Discipline Accountability Technology And Judgment Combine To Minimize Losses

29 UNDERWRITING AND CREDIT REVIEW PROCESS • A dealer seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information • Ford Credit performs a thorough review of the dealer’s: – business, legal and operations structure including number of manufacturer franchises – credit information – financial statements or tax returns – bank references – types of vehicles included in the dealer's inventory and any specialty services provided for certain types of vehicles or customers, such as fleet • Ford Credit evaluates the dealer's marketing capabilities, financial resources and the amount and types of financing requested • The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer’s business • Due to ongoing nature of floorplan financing arrangements, Ford Credit performs a credit review of each dealer at least annually, following the same process utilized when the financing was originally approved

30 DEALER RISK RATING ASSESSMENT • Ford Credit uses a proprietary scoring model to evaluate new dealer account originations, perform ongoing credit reviews of dealers and assign risk ratings to dealers at least annually • Dealer risk ratings can be categorized into groups • Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet its financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and payment performance • Risk rating is based on the dealer and does not take into account the personal guarantees or net worth of the owners • Origination scoring model is validated quarterly to ensure the integrity and performance of the model and is updated if necessary – Last updated December 2008 to incorporate dealer payment and sales trend data Group Description I Strong to superior financial metrics II Fair to favorable financial metrics III Marginal to weak financial metrics IV Poor financial metrics, may be uncollectible Other Includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer

31 DEALER BEHAVIORAL ASSESSMENT • Ford Credit uses a proprietary behavior scoring model, Monthly Accounts Review (MAR), to assess each dealer monthly – MAR rating directs the intensity and frequency of our dealer monitoring and controls • Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet its financial obligations – MAR utilizes the dealer’s most recent unadjusted financial metrics, payment performance and credit line utilization • MAR allows Ford Credit to identify behavior risks and appropriately allocate resources to resolve issues before they escalate • MAR is validated quarterly to ensure integrity and performance of the model and is updated if necessary – Implemented January 2010 – An updated version implemented March 2011 Incorporated improved data sources, updated variables and added valuable business feedback from use of the first version of MAR

32 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% Group I Group II Group III Group IV Other* 06/30/2012 12/31/2011 12/31/2010 12/31/2009 12/31/2008 12/31/2007 * Other includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer Percent of Principal Balance U.S. Floorplan Portfolio Dealer Risk Ratings Dealer Risk Ratings Have Shown Continuous Improvement For The Past Three Years. Group 1 Dealers at 77.2% As Of Second Quarter 2012 Compared To A Low Of 42.3% At Year End 2008. HISTORICAL DEALER RISK RATINGS

33 DEALER MONITORING STRATEGY Liquidation Monitor Dealers Watch Report Status MAR directed action plans Monitor Payoffs Aged Inventory Overline Report Financial Statements Monthly Accounts Review Assess dealer risk and determine action plans Dashboard – Medium to Low Risk Trigger based action plans Watch Report – Medium to High Risk Formal review and action plans which may include accelerated physical audits Formal review of action plans and results presented to senior management (plans may include accelerated physical audits) Intensive Care Unit (ICU) – High Risk More experienced risk team Increased intensity surrounding action plans and timelines Status On-site control Focus on asset protection Liquidation Focus on loss mitigation Risk Rating Credit File Review Dashboard Trend Report No Further Action Monthly Accounts Review (MAR) Dashboard ICU

34 INVENTORY AUDITS • A Dealer’s risk rating determines the scheduled frequency of on-site vehicle inventory audits – Ford Credit engages a vendor to perform on-site vehicle inventory audits Size of an audit team varies based on dealer locations and complexity Typically, one auditor is needed for every 300 vehicles in inventory Approximately 7,700 floorplan audits were completed in 2011 All dealer locations are typically audited same day – Dealer generally does not receive advance notice – Strict restrictions on how often the same auditor may lead a dealer’s audit – Ford Credit reconciles each audit daily – Immediate payment is required for any sold vehicle – Ford Credit maintains a robust quality assurance process to monitor the vendor’s performance

35 CAPTIVE FINANCE COMPANY BENEFITS • Integrated Systems Enable Real Time Controls • Other captive finance company benefits: – Access to monthly dealer financial statements allows monitoring of dealer financial strength – Aligned sales, production and inventory objectives between Ford and Ford Credit – On-site dealer monitoring by both Ford and Ford Credit – Joint Ford and Ford Credit discussions with dealers on all aspects of the business – Comparative dealership benchmarking between dealerships of like size or in similar markets 1. Dealer Floorplan Receivables System North American Vehicle Information System Ford Credit Ford Dealer Information on sold vehicles reported to Ford Credit and matched to floorplan receivables Dealer pays off floorplan receivables Dealer reports vehicle sale to obtain: - Warranty registration - Manufacturer incentives 2. 3.

36 FORD CREDIT ACTIONS • If Ford Credit discovers any issues when monitoring a dealer, it may: – Increase frequency of on-site vehicle inventory audits or schedule an immediate on-site vehicle inventory audit – Review curtailment options and advance rates – Suspend credit lines – Verify cash balances and organizational structure – Assign Ford Credit dealership accounting specialists to perform an in-depth review of the dealership and validate the accuracy and completeness of financial statement(s) – Meet with owners/guarantors – Increase risk rating to trigger more extensive monitoring – Discuss with the Ford sales division to ensure an aligned approach

37 STATUS DEALER PROCEDURES • A dealer status is declared when: – Dealer does not satisfy a sold out-of-trust condition (payment not remitted to Ford Credit upon sale of vehicle) discovered during an audit – Dealer fails to pay principal or interest – Dealer bankruptcy – Any other circumstances arise that warrant immediate action • Once a status is declared Ford Credit may then: – Suspend credit lines – Maintain Ford Credit personnel on site – Collect titles and keys – Secure dealer inventory – Issue payment demand letters – Obtain liens on property of guarantors – Increase the dealer’s floorplan interest rate • If Ford Credit does not believe that a dealer can resolve a status situation, Ford Credit will: – Liquidate vehicles and any available secondary collateral to obtain greatest value – Continue collection efforts against personal and corporate guarantors • Should liquidation be necessary, inventory is disposed through the following channels: – Transfer of vehicles to other dealers – Repurchase by manufacturer and redistribution to other dealers – Sale of vehicles at auction

FORD CREDIT

FLOORPLAN PORTFOLIO PERFORMANCE

Loss Experience of Ford Credit's Dealer Floorplan Portfolio

		Six Months Ended June 30,		Year ended December 31,				
		2012	2011	2011	2010	2009	2008	2007
				(Dollars in Millions)				
Ford Credit Portfolio	Average principal balance [1]	$13,846	$ 12,134	$12,199	$11,556	$10,434	$15,280	$17,043
	Net losses (recoveries) [2]	$ (2.2)	$ (2.1)	$ (2.6)	$ (10.1)	$ 36.8	$ 23.1	$ 15.3
	Net losses/average principal balance [3]	-0.032%	-0.035%	-0.021%	-0.087%	0.353%	0.151%	0.090%
	Liquidations [4]	$41,012	$ 38,426	$76,266	$72,326	$58,406	$68,163	$89,008
	Net losses/liquidations	-0.005%	-0.006%	-0.003%	-0.014%	0.063%	0.034%	0.017%
Trust	Net losses/average principal balance [3] [5] [6] [7]	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%

(1) For periods ending after September 30, 2011, average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated. For periods prior to September 30, 2011, average principal balance for each period indicated is the average of the average principal balances for each month in such period based on the average of the daily principal balances for such month.
(2) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for such period. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit's interest in such assets, the net losses experienced by the trust may be higher.
(3) For the non-annual periods, the percentages are annualized.
(4) Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated.
(5) The trust has not experienced a loss on any receivable during the indicated periods, primarily as a result of the depositors choosing to remove any receivables relating to accounts that are redesignated from the trust because they have been classified as status. However, the depositors are not required to do so, and there can be no assurance that they will continue to do so in the future.
(6) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated.
(7) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for such period. Recoveries include amounts received from any other dealer assets securing the receivables in addition to the financed vehicles.

Historical Floorplan Losses Show The Positive Effect Of Ford Credit's Processes And The Experience Of Ford Credit's Personnel

Note: Recent period recoveries are a result of enforcement actions against prior year status dealers

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39 SUMMARY

40 SUMMARY • Robust Structure – Significant overcollateralization – Cash reserve – Enhancement increases if 25% payment rate trigger is breached – Multiple amortization triggers combined with fast-turning assets provide for repayment of notes at the onset of adverse events • Strong Servicing and Risk Management – Continuous monitoring and early detection to minimize losses – Proprietary risk rating and monthly behavior scoring models – Leverage access to dealer information through relationship with manufacturer – Aligned sales, production and inventory objectives between Ford and Ford Credit – Strong dealer network • Consistent Performance – One year average of monthly payment rates is 47.4% – Annual portfolio net losses to liquidations less than 7 bps over last five years – No losses in the Trust • ONE FORD progress – Improved manufacturer health – Investment grade rating Our ONE FORD Plan Is Working As We Continue To Invest In Best-in-class Products

41 SAFE HARBOR FORD MOTOR CREDIT COMPANY LLC Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: • Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors; • Decline in market share or failure to achieve growth; • Lower-than-anticipated market acceptance of new or existing products; • Market shift away from sales of larger, more profitable vehicles beyond our current planning assumption, particularly in the United States; • An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel; • Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors; • Fluctuations in foreign currency exchange rates, commodity prices, and interest rates; • Adverse effects on our operations resulting from economic, geopolitical, or other events; • Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production constraints or disruptions; • Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, information technology issues, production constraints or difficulties, or other factors); • Single-source supply of components or materials; • Labor or other constraints on our ability to maintain competitive cost structure; • Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition; • Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns); • Restriction on use of tax attributes from tax law "ownership change;" • The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, reputational damage, or increased warranty costs; • Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions; • Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in our products, perceived environmental impacts, or otherwise; • A change in our requirements where we have long-term supply arrangements committing us to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts); • Adverse effects on our results from a decrease in or cessation or clawback of government incentives related to investments; • Inherent limitations of internal controls impacting financial statements and safeguarding of assets; • Cybersecurity risks to operational systems, security systems, or infrastructure owned by us or a third-party vendor, or at a supplier facility; • Failure of financial institutions to fulfill commitments under committed credit facilities; • Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors; • Higher-than-expected credit losses, lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles; • Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and • New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions. We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. For additional discussion of these risks, see Item 1A of Part I of Ford Credit’s Annual Report on Form 10-K and Item 1A of Part I of Ford’s Annual Report on Form 10-K for the year ended December 31, 2011.

APPENDIX

AUTOMOTIVE SECTOR GROSS CASH RECONCILIATION TO GAAP June 30 Dec. 31 Mar. 31 June 30 (Bils.) (Bils.) (Bils.) (Bils.) Cash and cash equivalents 9.8 $ 7.9 $ 7.3 $ 7.2 $ Marketable securities 12.2 15.0 15.8 16.6 Total cash and marketable securities 22.0 $ 22.9 $ 23.1 $ 23.8 $ Securities in transit* - - (0.1) (0.1) Gross cash 22.0 $ 22.9 $ 23.0 $ 23.7 $ * The purchase or sale of marketable securities for which the cash settlement was not made by period end and for which there was a payable or receivable recorded on the balance sheet at period end 2012 2011 APPENDIX 1